Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
April 4, 2014	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES PROPERTY ACQUISITION:

CENTURY DISTRIBUTION CENTER IN HOUSTON, TX

DENVER, CO — April 4, 2014 — Industrial Property Trust Inc. (“IPT”), announced today that it has acquired the newly constructed, Class-A Century Distribution Center, a 149,500 square foot distribution facility located in Houston, Texas, a key industrial market. The purchase price was approximately $11.5 million, and the property is currently 100% leased to PrimeSource Building Products, Inc., the largest purveyor of fasteners in the world, and one of the largest distributors of building materials in North America.

“Building a national industrial real estate operating platform is our objective, and Houston represents a strong GDP growth market,” said Dwight Merriman, Chief Executive Officer of IPT.

Houston is a growing port market that has historically been a desirable industrial target market location, with a high distribution demand, largely due to the market’s accessibility and highway infrastructure.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and / or access to major distribution hubs. IPT intends to qualify as a real estate investment trust for federal income tax purposes but has not yet made the election.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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